TERMINATION AGREEMENT

     This Termination Agreement (the “Agreement”), dated effective the 29th day of February 2016, (the “Effective Date”) is by and between Rich Top Management Limited, a Hong Kong corporation (hereinafter referred to as the “Service Provider”), and White Mountain Titanium Corporation, a Nevada corporation (hereinafter referred to as the “Company”).

Recitals:

     A. Effective July 1, 2014, the Company entered into a Management Services Agreement, as amended effective January 1, 2016, with the Service Provider to provide services as Chief Executive Officer (“CEO”) of the Company (the “Management Services Agreement”).

     B. The Service Provider is owned and controlled by Kin Wong, who served as CEO of the Company through March 2, 2016.

     C. In connection with his resignation as CEO, he and the Company have agreed to mutually terminate the Management Services Agreement.

     NOW, THEREFORE, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Service Provider and the Company hereby agree as follows.

     1. Termination of Management Services Agreement. The Service Provider and the Company hereby mutually terminate the Management Services Agreement retroactive to the Effective Date. Only Sections 6, 7, and 8, shall service the termination of the Management Services Agreement and are incorporated herein by this reference.

     2. Accrued Fees. Fees payable in the amount of $21,000 under the Management Services Agreement for services performed prior to the Effective Date are to be paid by the Company promptly upon execution of this Agreement by the Service Provider.

     3. Termination Payment. In lieu of the three-month notice to be provided under Section 4(a) of the Management Services Agreement, the Company shall pay $31,500 (the “Termination Payment”) to the Service Provider as set forth in this Agreement. The Termination Payment is to be paid solely from funds returned to the Company by Shenzhen New JunAn Investment Management Ltd. under the terms of the agreement between the parties dated April 2015. The Termination Payment is to be made promptly following receipt of the funds by the Company. No interest shall accrue on the Termination Payment.

     4. Waiver of Defaults. Each of the parties to the Management Services Agreement hereby waives any prior defaults of the other party under the terms of the Management Services Agreement.

     IN WITNESS WHEREOF, each of the parties hereto, thereunto duly authorized, has executed this Termination Agreement the respective day and year set forth below.

COMPANY:	White Mountain Titanium Corporation

Date: June 17, 2016	By /s/ Michael P. Kurtanjek
Michael P. Kurtanjek, CEO

SERVICE PROVIDER:	Rich Top Management Limited

Date: June 17, 2016	By /s/ Kin Wong
Kin Wong, Chief Executive Officer